Exhibit 23.1





                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement of FOCUS Enhancements, Inc. on Form S-3 of our report, which included an explanatory paragraph about the Company's ability to continue as a going concern, dated March 14, 1997, except for Notes 8 and 16 as to which the date is March 31, 1997, and Note 2 as to which the date is October 20, 1997, on the consolidated financial statements of FOCUS Enhancements, Inc. as of and for the year ended December 31, 1996, appearing in the Annual Report on Form 10-KSB/A-1 of FOCUS Enhancements, Inc. for the year ended December 31, 1996. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.





                                                  WOLF & COMPANY, P.C.

Boston, Massachusetts
December 24, 1997